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                                                                    EXHIBIT 99.5

                                                               Investor contact:
                                                                     Ed Lockwood
                                                                     Symmetricom
                                                                  (408) 428-7845
                                                       elockwood@symmetricom.com


                                                                     Leigh Salvo
                                                                        DirectIR
                                                                  (510) 527-7867
                                                             lsalvo@directir.com

Symmetricom Announces Changes to Board of Directors

San Jose, California -- August 4, 1999 -- Symmetricom, Inc. (NASDAQ: SYMM), a leading supplier of advanced network synchronization and timing products for the global telecommunications industry, announced today that it has named Richard N. Snyder to the Company's board of directors and accepted the resignation of Roger
A. Strauch, a member of the board of directors since 1995.

"I am pleased to welcome Richard Snyder to our board, and wish to thank Roger Strauch for his years of valuable service to Symmetricom, and continued success in his role as Chairman of The Roda Group," said Richard W. Oliver, Chairman of the Board of Directors of Symmetricom.

"Richard Snyder joins our board with an impressive record of achievement in key leadership roles in several large multinational technology corporations," continued Dr. Oliver. "His background as a senior executive at Hewlett-Packard, Dell Computer and Compaq will add invaluable expertise to our Board of Directors, particularly in the areas of global marketing, product management and strategic planning."

Mr. Snyder, founder and Chief Executive Officer of Corum Cove Consulting, LLC, a consulting firm specializing in providing strategic guidance to high technology businesses, has over 25 years of experience in the technology industry. At Hewlett-Packard, Mr. Snyder served as Group General Manager for the $3 billion inkjet printer business, where he created the Deskjet brand. As Senior Vice President at Dell Computer, Mr. Snyder led the establishment of Dell's successful Internet sales model and was responsible for all operations of Dell's $3.5 billion Americas Region. Mr. Snyder also served as Senior Vice President of worldwide sales, marketing, service and support for Compaq Computer, where he held P&L responsibility for Compaq's $20 billion geographic sales region.
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Mr. Snyder is Chairman of the Board of Directors of InfinOp, Inc., a data compression technology company, and Guardian-on-Board, Inc., an Israeli-based electronics company. He is a member of the board of directors of VTEL Corp. (NASDAQ: VTEL), a leader in digital visual communications; and BioQ.com, a provider of automated regulatory processes to medical companies .

Mr. Strauch, a member of the Board of Directors of Symmetricom since 1995, is Chairman of The Roda Group, a venture development firm based in Berkeley, California. He is also Chairman of the Board of Ask Jeeves, Inc. (Nasdaq:ASKJ) and Nightfire Software, Inc., both Roda Group affiliated companies.

Symmetricom, Inc. (Nasdaq:SYMM) provides advanced network synchronization products that play a critical role in the operation and quality of service of sophisticated telecommunications networks. The company is developing products based on its proprietary Global Positioning System, BesTime(TM) intelligent clock, and PowerHelix(TM) antenna technologies to address synchronization, timing and location needs of global communications markets. Symmetricom's synchronization and timing equipment is installed in telecommunications offices in over 50 countries worldwide.